Exhibit 10.45
WEATHERFORD INTERNATIONAL LTD.
FORM OF RESTRICTED SHARE UNIT AWARD
AGREEMENT
This Restricted Share Unit Award Agreement (this “Agreement”) is made and entered into by and between Weatherford International Ltd., a Bermuda exempted company (the “Company”), and _________ (the “Holder”) effective as of the ___ day of _________, 200___, pursuant to the Weatherford International Ltd. 2006 Omnibus Incentive Plan (the “Plan”), which is incorporated by reference herein in its entirety.
Whereas, the Company desires to grant to the Holder _____________ of the Company’s restricted share units (the “Units”), subject to the terms and conditions of this Agreement; and
Whereas, the Holder desires to have the opportunity to hold the Units subject to the terms and conditions of this Agreement;
Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Definitions. For purposes of this Agreement, “Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein or in the Plan with respect to the sale or other disposition of the Units and the obligation to forfeit such Units to the Company.
Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.
2.	Grant of Units. Effective as of the date of this Agreement, the Company grants to the Holder ____________ Units. The Company and the Holder agree that this Agreement, together with the Plan and the Employment Agreement between the Company and the Holder dated ____________ (the “Employment Agreement”), sets forth the complete terms of the Award and that the Award shall be subject to the terms of the Employment Agreement.
3.	Transfer Restrictions. Except as specified herein or in the Plan, the Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Plan shall be void, and the Company shall not be bound thereby.
4.	Vesting. (a) Except as otherwise specified in this Section 4, the Units shall be subject to Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Units that are granted hereby in accordance with the following schedule provided that the Units have not been forfeited to the Company prior to such date:

Number of
Units as to
Which Forfeiture
Lapse Date	Restrictions Lapse

(b)	Notwithstanding the foregoing, (i) if the Holder’s employment or affiliation relationship with the Company and its Affiliates is terminated prior to the ___ anniversary of the date hereof (A) due to the death or Disability of the Holder, (B) by the Holder for Good Reason (applicable only if such term and manner of termination is specifically provided for in the Employment Agreement) or (C) by the Company for any reason other than Cause (as defined in the Employment Agreement), then, in any such event, all Forfeiture Restrictions shall lapse with respect to all Units subject to Forfeiture Restrictions on the date of termination of the Holder’s employment or affiliation relationship, or (ii) if there is a Corporate Change, then all Forfeiture Restrictions shall immediately lapse with respect to all Units subject to Forfeiture Restrictions.

(c)	If, prior to the ___anniversary of the date hereof, the Holder’s employment or affiliation relationship with the Company and its Affiliates terminates for any reason other than the Holder’s death or Disability, or is terminated by the Holder for any reason other than Good Reason or by the Company for Cause, any Forfeiture Restrictions that have not previously lapsed pursuant to the provisions of this Section 4 shall not lapse, and any Units with respect to which the Forfeiture Restrictions have not lapsed shall be forfeited to the Company on the date of termination of the Holder’s employment of affiliation relationship with the Company and its Affiliates.

(d)	In the event any Units are forfeited to the Company pursuant to this Agreement, the Company will not be obligated to pay the Holder any consideration whatsoever for the forfeited Units.
5.	Dividend Equivalents. If during the period the Holder holds any Units awarded hereby the Company pays a dividend in cash, shares or otherwise with respect to the outstanding shares of Company’s common shares, U.S. $1.00 par value per share (the “Shares”), the Holder shall receive no dividend equivalent payment with respect to the Holder’s Units.
6.	Delivery of Share Certificates. Upon the lapse of the Forfeiture Restrictions under Section 4 hereof and the satisfaction by the Holder of any liability arising under Section 8 of this Agreement, the Company shall deliver or cause to be delivered a share certificate representing a number of Shares equal to the number of Units with respect to which the Forfeiture Restrictions have lapsed.
7.	Capital Adjustments and Reorganizations. The existence of the Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger, amalgamation or consolidation of the Company, any issue of debt or equity securities, including, without limitation, preferred or prior preference shares ahead of or affecting the Shares, the dissolution or liquidation of the Company, or any sale, lease, exchange or other disposition of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
8.	Tax Withholding. To the extent that the receipt or holding of the Units or the lapse of any Forfeiture Restrictions results in income, wages or compensation to the Holder for any federal, state or local income, social insurance, employment or other tax purposes with respect to which the Company or any of its Affiliates has a withholding obligation, the Holder shall deliver to the Company or such Affiliate at the time of such receipt or lapse, as the case may be, such minimum amount of money as the Company or such Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the Holder fails to do so, the Company is authorized to withhold from the Shares to be delivered to the Holder pursuant to Section 6 of this Agreement or from any cash or share remuneration then or thereafter payable to the Holder any minimum amount of tax required to be withheld by reason of such resulting income.
9.	Joint election to transfer Secondary Class 1 National Insurance Contributions and provisions for collection of Primary and Secondary Class 1 National Insurance Contributions.
The employing corporation (“the Employer”) has authorized the Company to enter into the following election with the Holder:
(a) The Holder acknowledges that Relevant Employment Income (being any gain that is treated as remuneration derived from the Holder’s employment by virtue of section 4(4)(a) of the UK Social Security Contributions and Benefits Act 1992 (“SSCBA 1992”)) may arise in connection with the vesting, assignment or release of the Units. The Holder shall be liable to pay the employee’s primary Class 1 National Insurance Contributions (“the Primary Contributions”), if any, on such Relevant Employment Income.
(b) Subject to an election to the contrary, the Employer may be liable to pay secondary Class 1 National Insurance Contributions (“the Secondary Contributions”) on any such Relevant Employment Income as is referred to in paragraph (a) of this Section 9. The Holder and the Company (on behalf of the Employer) hereby jointly elect that the entire liability (if any) to pay Secondary Contributions is hereby transferred to the Holder on the terms set out in this Section 9 (“the Election”). This joint election is made in accordance with Paragraph 3B(1) of Schedule 1 of SSCBA 1992.
(c) The Holder hereby authorizes the Company and the Employer to make arrangements to collect Primary and Secondary Contributions in respect of any such Relevant Employment Income as referred to in paragraph (a) of this Section 9 from the Holder by deduction from any sums owing to the Holder (including in particular but not by way of limitation any installment of salary, bonus, commission or otherwise) where in the opinion of the Employer this is reasonably practicable. In respect of circumstances where it is not so reasonably practicable, the Holder hereby authorizes the Company to collect Primary and Secondary Contributions by requiring the Holder:

(i)	to deliver cash, banker’s draft or check to the Employer sufficient to pay the Primary and Secondary Contributions due; or

(ii)	in the case of an acquisition of Shares as a result of the lapse of the Forfeiture Restrictions, to authorize the Company to reduce the number of Shares made available for delivery to the Holder such that the Fair Market Value of the Shares withheld is sufficient to realize the Primary and Secondary Contributions; or

(ii)	in the case of an assignment or release of Units (to the extent permitted under the terms of this Agreement or the Plan) where the payment is to be made to the Holder from a third party, to authorize such third party to withhold an amount sufficient to cover the Primary and Secondary Contributions due and to transfer such amount to the Company.
The Holder will ensure that in the case of paragraph (c)(i) of this Section 9 either cleared funds will be provided to the Employer prior to the acquisition of Shares, assignment of Units or release of Units (as the case maybe), or in the case of paragraph (c)(ii) where the Company will transfer an amount sufficient to cover the Primary and Secondary Contributions due to the Employer and paragraph (c)(iii) of this Section 9 such funds shall be provided in time for their transfer from the Company to the Employer within 30 days of the acquisitions of Shares, assignment of Units or release (as the case may be) of the Units or, if earlier, within 14 days of the end of the tax month during which the acquisition of Shares, assignment of Units or release of Units (as the case may be) occurred.
Whether or not Primary and/or Secondary Contributions are to be accounted for and if so the amount due shall be determined by the Employer having regard to the prevailing legislation and practice and the National Insurance rates in force at the time. The Employer’s determination of the amount due shall be final and binding on the Holder.
(d) The Holder and the Company on behalf of the Employer agree to be bound by the terms of this Election.
(e) The Inland Revenue has approved the form of this Election and the arrangements for securing that the liability transferred by this Election will be met. This Election shall continue in effect until the fulfillment of all of the obligations contained in this Section 9, or it is revoked jointly by the Company on behalf of the Employer and the Company, or notice is given to the Holder by the Company on behalf of the Employer terminating the effect of this Election, whichever shall first occur. In the event that the Inland Revenue notifies the Employer that their approval has been withdrawn in relation to this Election the Employer will notify the Holder within 14 days of receipt of the notice of withdrawal.
(f) The Company will provide the Employer with sufficient information to enable the Employer to comply with its UK National Insurance Contributions reporting and payment obligations.

(g) The Employer agrees to pay the Primary and/or Secondary Contributions to the Inland Revenue within 14 days after the end of the tax month during which the liability arose.
(h) Before the ___of ___, after the end of the UK tax year in which a liability to pay Primary and/or Secondary Contributions arises, the Employer will report to the Inland Revenue:
(i)	details of the amount of National Insurance Contributions arising;

(ii)	the amount of the Secondary Contributions liability which was transferred by way of this Election; and

(iii)	the date on which the transferred Secondary Contributions liability was paid to the Collector of Taxes.
(i) The arrangements for the payment of Primary and Secondary Contributions (where due) by the Holder shall apply whether or not the Employee has ceased employment or has left the UK.
(j) This joint election will not apply to the extent that it relates to Relevant Employment Income which is employment income of the Holder by virtue of Chapter 3A of Part 7 of Income Tax Earnings and Pension Act 2003.
10.	Employment or Affiliation Relationship. For purposes of this Agreement, the Holder shall be considered to be in the employment of, or affiliated with, the Company or its Affiliates as long as the Holder has an employment or affiliation relationship with the Company or its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment or affiliation relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.
11.	Voting and Other Rights. The Holder shall have no rights as a shareholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing Shares in satisfaction of such Units.
12.	Not an Employment or Affiliation Agreement. This Agreement is not an employment or affiliation agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Holder and the Company or any of its Affiliates or guarantee the right to remain employed by or affiliated with the Company or any of its Affiliates for any specified term.
13.	Termination of Plan; Discretionary Grant. The Holder acknowledges that the Committee may unilaterally amend, terminate or suspend the Plan at any time. The Holders waives any rights to receive future awards under the Plan if the Plan is terminated or if the Holder’s employment or affiliation relationship with the Company and its Affiliates terminates for any reason. The Holder acknowledges and agrees that the award of the Units pursuant to this Agreement is not an element of the Holder’s compensation and has been awarded at the Company’s sole discretion, and that the award of the Units pursuant to this Agreement does not entitle the Holder to any future awards under the Plan.

14.	Data Privacy. By signing below, the Holder voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. The Holder is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Holder’s ability to participate in the Plan. The Company and its Affiliates hold certain personal information about the Holder, including the Holder’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all Units or any other entitlement to shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Holder’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world, such as the United States. The Holder authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on the Holder’s behalf by a broker or other third party with whom the Holder may elect to deposit any Shares acquired pursuant to the Plan. The Holder may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Holder’s ability to participate in the Plan.
15.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to the Holder at the Holder’s address indicated beneath his signature on the execution page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.
16.	Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Holder. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

17.	Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
18.	Successors and Assigns. Subject to the limitations which this Agreement and the Plan impose upon the transferability of the Units, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, his permitted assigns and, upon the Holder’s death, the Holder’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, and legal and personal representatives.
19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

in witness whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Holder has executed this Agreement, all as of the date first above written.

COMPANY: weatherford international ltd.
By:

515 Post Oak Blvd., Ste. 600 Houston, TX 77027 Attn: General Counsel Facsimile: (713) 693-4484

HOLDER: ————————————————————— Address: ———————————————— ———————————————— ————————————————